Exhibit 99

SATISFACTION OF MORTGAGE

KNOW ALL MEN BY THESE PRESENTS,

That RBS CITIZENS, NATIONAL ASSOCIATION, successor by merger to Citizens Bank of Massachusetts, having an address of 28 State Street, Boston, MA  02109

DOES HEREBY CERTIFY that the following Mortgage IS DISCHARGED AND SATISFIED, and does hereby consent that the same be discharged of record.

Mortgage dated the 4th day of May in the year 2006, made by Kadant, Inc., f/k/a Thermo Fibertek, Inc., to Citizens Bank of Massachusetts, recorded on the 12th day of May in the year 2006, in Book 2930 MP. 27, in the office of the Clerk of the County of Warren, State of New York,

which mortgage has not been assigned of record.

Dated this 23rd day of August in the year 2010.

RBS Citizens, National Association

By:_/s/ William E. Lingard___
      William E. Lingard
     Senior Vice President

COMMONWEALTH OF MASSACHUSETTS
COUNTY OF SUFFOLK

Before me, the undersigned notary public, on this _23rd_ day of August, 2010, personally appeared William E. Lingard, who is personally known to me or was proved to me through a current document issued by a federal or state government agency bearing a photographic image of the signatory’s face and signature, to be the person whose name is signed to the foregoing instrument and acknowledged to me that he signed it as his free act and deed and the free act and deed of RBS Citizens, National Association, as Senior Vice President for RBS Citizens, National Association, for its stated purpose.

/s/ Thomas L. Guidi

[notary seal]
Thomas L. Guidi
Notary Public
Commonwealth of Massachusetts
My Commission Expires
December 27, 2013

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